EXHIBIT 99.1
Press release dated September 13, 2005
GEOGLOBAL CLOSES US$27.6M FINANCING
Calgary, Alberta, Canada, September 13, 2005 — GeoGlobal Resources Inc. (Amex: GGR) announced today that it has completed the sale of 4,252,400 Units of the Company’s securities for aggregate gross proceeds of US$27,640,600. The sale was made to persons not residents of the United States and the securities were sold in a transaction not requiring registration under the US Securities Act of 1933 (the “1933 Act”). Jones Gable & Company Limited, Toronto, Canada, acted as agent with respect to sales of 3,252,400 Units. Each Unit was sold at a price of US$6.50.
Each Unit is comprised of one common share and one half of one warrant. One full Warrant entitles the holder to purchase one additional common share for US$9.00, for a term of two years expiring on September 9, 2007. The warrants are subject to accelerated expiration in the event that the price of the Company’s common shares on the American Stock Exchange is US$12.00 or more for 20 consecutive trading days, the resale of the shares included in the Units and issuable on exercise of the warrants has been registered under the Act, and the hold period for Canadian subscribers has expired. In such events, the warrant term will be reduced to 30 days from the date of issuance of a news release announcing such accelerated expiration of the warrant term.
In the event the Company fails to file on or before November 8, 2005 a registration statement with the US Securities and Exchange Commission for the purpose of registering under the Act the resale of the shares included in the Units and issuable on exercise of the warrants, each purchaser of the Units will receive for nominal consideration an additional 0.10 of one Unit.
A fee of 6% was paid with respect to the sale of 3,252,400 Units and, in addition, compensation options were issued entitling the holder to purchase 195,144 Units at an exercise price of US$6.50 per Unit.
The proceeds from the transaction will be used to further the Company’s oil and gas exploration activities in India and for general corporate and administrative purposes.
GeoGlobal Resources Inc., headquartered in Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay and the Deccan Syneclise basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration block in which the Company has an interest located offshore on the east coast of India in the Krishna Godavari Basin, the two additional exploration blocks located onshore in western India in the Cambay Basin and on the Tarapur Block in which the Company has agreed to acquire an interest, subject to Government of India consent. Statements regarding the outcome of drilling and testing the KG#8 well off the east coast of India and the timing of any commercial production that may be established are forward-looking statements and there can be no assurance as to the quantity of recoverable reserves that may exist in the area of the well or when, if ever, that the Company may realize revenues from the well. The Company’s expectations as to the results to be achieved from the drilling of the KG#17 well are also forward looking statements and there can be no assurance that these expectations will be fulfilled. The Company’s forward-looking statements also include the estimated cost and timing of exploration activities, the extent of activities to be conducted and the outcome of those activities. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company’s oil and gas exploration, development and drilling activities or the commercial success of the KG#8 well or any other well the Company may drill and involve risks and uncertainties. The Company’s actual results may differ materially from those projected in the forward-looking statements. There can be no assurance that the drilling and completion of the KG#8 well, statements regarding estimated reserves or regarding any other of the Company’s exploratory wells, and the related testing and evaluation, will result in the Company being able to claim commercially recoverable reserves of hydrocarbons. There are numerous risks and uncertainties involved in the Company’s acquisition of unproved minority interests in the exploration areas, including the possibilities that no discoveries of hydrocarbons are made on the exploration blocks or, if discovered, that such discoveries are determined not to be commercially productive. There can be no assurance that the Company’s drilling program will be successful or that the entire program will be drilled. There can be no assurance that the Company’s estimates as to the time to complete drilling operations will be accurate. The blocks are a highly speculative exploration opportunities and pursuing the development of the exploration blocks will involve material risks to the Company. While prior to the start date of commercial production on the KG block the Company has a carried interest, the Company will be required to fund its share of the costs incurred during the work commitment phase under the Production Sharing Contracts relating to the KG Block subsequent to the start date of commercial production. .In addition, the Company’s interest in the exploration blocks in the Cambay Basin as well as the Tarapur Block are participating interests and there can be no assurance that such funds as are required to meet the Company’s obligations under those agreements will be available to the Company in the amounts and when required. The Company’s failure to have such funds available at the times and in the amounts required could materially adversely affect the fulfillment of the Company’s business plans. There can be no assurance that the Company will obtain the consent of the Government of India to the assignment of the 20% participating interest in the Tarapur Block or that the Company will be successful in entering into alternative arrangements on commercially favorable terms with GSPC should that consent not be forthcoming. Additional risks and uncertainties arise out of seeking to do business overseas in India where political and other world events may disrupt the Company’s plans and intentions. There can be no assurance that the Company’s oil and gas exploration and production activities will be commercially successful or result in material revenues to the Company. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest. Additional important risk factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-KSB and quarterly reports on Form 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:
Allan J. Kent, Executive VP and CFO
Carla Driedger, Investor Relations and Corporate Affairs
phone: 403-777-9253	email: info@geoglobal.com
fax: 403-777-9199	website: www.geoglobal.com